Exhibit 99.1

[LOGO OF ADVANCED MEDICAL OPTICS APPEARS HERE]

FOR IMMEDIATE RELEASE

Media Contacts:	Jill Hoffman/Loree Bowen FischerHealth, Inc. (310) 577-7870, ext. 113/111 jhoffman@fischerhealth.com lbowen@fischerhealth.com

Investor Contact:	Vince Scullin Vice President, Treasury and Investor Relations Advanced Medical Optics, Inc. (714) 247-8344 investors@amo-inc.com

ADVANCED MEDICAL OPTICS EXCEEDS FIRST QUARTER 2003 GUIDANCE

• Company Exceeds Revenue and Earnings Per Share Guidance

• Revenue Grows 15.1 Percent to $131.2 Million

• Company Achieves Breakeven Earnings Per Share

(SANTA ANA, CA), April 23, 2003 – Advanced Medical Optics, Inc. [NYSE: AVO] (AMO), a global leader in ophthalmic surgical devices and eye care products, today announced its financial results for the quarter ending March 28, 2003. For the quarter, AMO reported net revenue of $131.2 million, an increase of 15.1 percent over revenue in the first quarter of 2002. The Company had a net loss of $93,000 and loss per share of $(0.00). On a pro forma basis, the Company achieved breakeven earnings on net income of $91,000, or $0.00 per share, compared to net losses in similar periods in 2001 and 2002.

After reviewing the first quarter performance and the full year forecast, the Company is updating its guidance for the full year 2003 by modestly increasing its estimated ranges. AMO currently anticipates revenues in the range of $560-$570 million and earnings per share in the range of $0.68-$0.70. For the second quarter of 2003, AMO anticipates revenues in the range of $140-$144 million and earnings per share in the range of $0.19-$0.20, which is in line with First Call estimates.

Jim Mazzo, AMO’s president and CEO, stated, “AMO started 2003 with a good performance in both our surgical and eye care businesses. We exceeded both our revenue and EPS guidance. Our eye care business had a solid quarter, achieving positive revenue gains, while the surgical business continued its steady growth performance. Both businesses continued to benefit from the Company’s increased focus, as well as technological innovations across the

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AMO 2003 First Quarter Operating Results—Page 2

product lineup. Because of our first quarter performance, we are increasing our revenue and earnings guidance for the year.”

In an effort to more clearly present its financial performance, AMO is providing its earnings results in two formats. The first format presents reported, or GAAP, results for the first quarters of 2003 and 2002. The second format presents pro forma, or comparable, results for the first quarters of 2003 and 2002. The pro forma results reflect the adjusted financial statement that includes the incremental costs associated with operating an independent company, and excludes the non-recurring costs related to AMO’s spin-off from Allergan, Inc. in June 2002 and the unrealized gain or loss on derivative instruments. The Company’s management uses these pro forma results in its financial analysis and believes they are useful for investors to perform more meaningful comparisons of operating results.

In the first quarter of 2003, net revenue was $131.2 million compared to net revenue of $114.0 million in the first quarter of 2002, an increase of 15.1 percent. The increase in net revenue was attributable to the continued strong performance of AMO’s surgical business and positive revenue gains in its eye care business. Excluding the impact of currency, revenue grew 4.6 percent. For the first quarter of 2003, revenue for the ophthalmic surgical business was $67.5 million compared to $57.4 million in the first quarter of 2002, an increase of 17.6 percent. Excluding the impact of currency, the surgical business grew 7.6 percent. Revenue for the eye care business was $63.7 million compared to revenue of $56.6 million for the first quarter of 2002, a 12.5 percent increase. Excluding the effects of currency, the eye care business grew 1.5 percent.

Reported net loss in the first quarter of 2003 was $93,000 versus reported net income of $4.7 million in the first quarter of 2002. Reported loss per share for the first quarter of 2003 was $(0.00) versus diluted earnings per share of $0.16 reported for the first quarter of 2002. On a pro forma basis, AMO’s net income for the quarter was $91,000 or $0.00 per share versus a net loss of $3.6 million or $(0.12) per share for the first quarter of 2002.

During the first quarter of 2003, the Company recorded an unrealized loss of $301,000 on derivative instruments relating to foreign currency option contracts expiring in 2003. In accordance with SFAS No. 133, the Company records mark-to-market adjustments on these instruments during the life of the contracts. AMO does not include the effect of unrealized gains or losses on derivative instruments in its pro forma results or its financial guidance.

Financial Highlights

AMO reported gross profit of $81.2 million for the first quarter of 2003, compared to $69.7 million for the first quarter of 2002, an increase of 16.4 percent. In the first quarter of 2003, reported gross margin was 61.9 percent of net revenue versus 61.2 percent in the first quarter of 2002. On a pro forma basis, the gross profit for the first quarter of 2002 was $68.0 million, or 59.7 percent of net revenue. The gross profit improvement for the quarter was partially attributable to several factors: growth for the advanced phacoemulsification system, SOVEREIGN® with WHITESTAR™ technology; the continued success of the SENSAR®and CLARIFLEX® intraocular lenses; and growth in the high margin COMPLETE® branded line of eye care solutions.

For the first quarter of 2003, SG&A expenses were $67.6 million compared to $54.2 million for the first quarter of 2002, or 51.5 percent of net revenue in 2003 versus 47.5 percent of net revenue in 2002. On a pro forma basis, SG&A expenses for the first quarter of 2002 were $61.1 million, or 53.6 percent of net revenue. The improvement in SG&A as a percentage of revenue is attributable to the overall cost management efforts. However, the increase in aggregate

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AMO 2003 First Quarter Operating Results—Page 3

spending is related to the Company’s investment in the global eye care business and, to a lesser extent, costs associated with reporting and regulatory requirements, and increased benefit costs.

In the first quarter of 2003, research and development expenses were $8.8 million, or 6.7 percent of net revenue. AMO’s increased investment in R&D in the first quarter, from 5.6 percent in fiscal year 2002, demonstrates the Company’s continued commitment to innovation and technological leadership.

Non-operating expenses in the first quarter of 2003 were $4.9 million compared to $0.9 million in 2002. Non-operating expenses in the first quarter of 2003 are primarily comprised of interest expense of $4.9 million. On a pro forma basis, interest expense for the first quarter of 2002 was $5.5 million. The decrease in interest expense is primarily due to the Company’s debt repayments post-spin.

The tax benefit for the first quarter of 2003 was $59,000 compared to a reported tax expense of $2.9 million in 2002. For 2003, the Company’s estimated effective tax rate is 39 percent, which is down sequentially from the 43 percent tax rate for fourth quarter of 2002.

As of March 28, 2003, AMO’s cash and equivalents balance was $55.7 million, and the principal amount of long-term debt was reduced by $25 million in the first quarter to $250 million. Other balance sheet items include accounts receivable of $120.1 million, inventory of $46.3 million, and working capital (excluding cash) of $90.5 million. Depreciation and amortization for the quarter was $3.9 million.

The following is a discussion of AMO’s ophthalmic surgical and eye care businesses.

Ophthalmic Surgical

Continuing a steady growth profile for the ophthalmic surgical business, revenue for the first quarter of 2003 rose 17.6 percent to $67.5 million, compared to $57.4 million in the first quarter of 2002. Excluding the effects of currency, growth was 7.6 percent.

In the first quarter of 2003, total intraocular lens revenue was $45.7 million, compared to revenue of $41.2 million in the first quarter 2002, an increase of 11.1 percent. Foldable intraocular lens revenue increased 11.7 percent in the first quarter of 2003 over the first quarter of 2002. Strong performance for the quarter was attributable to growth of the SENSAR® and the CLARIFLEX® intraocular lenses, both featuring AMO’s patented OptiEdge™ design, and initial market acceptance of the recently-introduced Sapphire and Emerald Series UNFOLDER® intraocular lens insertion devices.

In the first quarter of 2003, AMO’s phacoemulsification product line revenue increased 17.2 percent, when compared to 2002. The Company’s success can be attributed to SOVEREIGN® with WHITESTAR™ technology, which provides a reduction in energy delivered to the eye (known as “cold phaco”) during cataract removal and has resulted in improved clinical outcomes. SOVEREIGN® with WHITESTAR™ cold phaco also enables smaller incisions in sleeveless, bimanual microphaco, providing patients with a quicker recovery and improved post-operative visual acuity.

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AMO 2003 First Quarter Operating Results—Page 4

Eye Care

AMO’s eye care franchise exhibited positive revenue performance in the first quarter of 2003, growing 12.5 percent to $63.7 million, compared to first quarter 2002 revenue of $56.6 million. Excluding the effects of currency, growth was 1.5 percent. Revenue gains came as a result of the market’s acceptance of AMO’s COMPLETE® branded product line and the continued growth of AMO’s eye care products in the fast growing market segments of Europe and Japan.

AMO’s COMPLETE® branded product line grew 11.5 percent to $25.0 million in the first quarter, compared to 2002. COMPLETE® continued to gain customer acceptance due to its innovative formulation designed to improve patient comfort and increase wearing time by providing lasting protection against dryness and irritation.

Live Webcast & Audio Replay

James V. Mazzo, AMO’s President and Chief Executive Officer, and Richard A. Meier, Corporate Vice President and Chief Financial Officer, will host a live Webcast to discuss first quarter results and future expectations today at 10:00 a.m. EDT. To participate, please visit AMO’s Investors/Media site at http://www.amo-inc.com. Audio replay will be available at approximately 12:00 p.m. (noon) EDT today and will continue through Wednesday, May 7, at 12:00 a.m. (midnight) EDT, at (800) 405-2236 (Passcode 534887#) or by visiting http://www.amo-inc.com.

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and contact lens care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands as PHACOFLEX®, CLARIFLEX®, ARRAY® and SENSAR® foldable intraocular lenses, the SOVEREIGN® phacoemulsification system and the AMADEUS™ microkeratome. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known contact lens care product brands the Company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, CONSEPT®F, CONSEPT® 1 Step, OXYSEPT® 1 Step, ULTRACARE®, ULTRAZYME®, TOTAL CARE® and blinkTM. Amadeus is a licensed product of, and a trademark of, SIS, Ltd. OptiEdge is a trademark of Ocular Sciences, Inc.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,000 worldwide. The Company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the Company’s web site at www.amo-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements and forecasts about AMO and its businesses, such as the statements in the section entitled “2003 Guidance.” Because forecasts are inherently estimates that cannot be made with precision, the Company’s performance may at times differ from its estimates and targets, and the Company often does not know what the actual results will be until after a quarter’s end. Therefore, the Company will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to the Company.

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AMO 2003 First Quarter Operating Results—Page 5

Statements in this press release regarding AMO’s products’ future performance and sales growth and any other statements in this press release that refer to AMO’s estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses, including but not limited to changing competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products; product liability claims; the uncertainties associated with intellectual property protection for the Company’s products; and the potential impact of severe acute respiratory syndrome (SARS) on AMO’s businesses and/or markets. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2002 Form 10-K filed by AMO with the Securities and Exchange Commission on March 14, 2003, also include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available on the World Wide Web at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

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Advanced Medical Optics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 28, 2003	March 29, 2002
Net sales:
Ophthalmic surgical	$67,517	$57,412
Eye care	63,659	56,585

	131,176	113,997

Cost of sales	50,020	44,276

Gross profit	81,156	69,721

Selling, general and administrative	67,608	54,170
Research and development	8,784	6,984

Operating income	4,764	8,567

Non-operating expense (income):
Interest expense	4,851	681
Unrealized loss on
derivative instruments	301	213
Other, net	(236)	51

	4,916	945

Earnings (loss) before income taxes	(152)	7,622
Provision (benefit) for income taxes	(59)	2,896

Net earnings (loss)	$(93)	$4,726

Net basic earnings (loss) per share	$(0.00)	$0.16

Net diluted earnings (loss) per share	$(0.00)	$0.16

Weighted average number of shares outstanding:
Basic	28,749	28,724	*
Diluted	28,749	28,978	*

* Computed based on the 28,723,512 shares outstanding on June 29, 2002, the date of the spin-off, as the average number of shares for the period. Diluted shares outstanding includes the dilutive effect of approximately 254,000 shares resulting from the assumed exercise of approximately 1.4 million stock options converted from Allergan stock options as of June 29, 2002. The presentation of earnings per share for the three months ended March 29, 2002 is for additional analysis purposes only as the Company’s earnings were part of Allergan’s earnings through the spin-off date.

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AMO 2003 First Quarter Operating Results—Page 7

Advanced Medical Optics, Inc.

Pro Forma Condensed Consolidated Statements of Operations (1)

(Unaudited)

	Three Months Ended
(in thousands, except per share amounts)	March 28, 2003	March 29, 2002
Net sales:
Ophthalmic surgical	$67,517	$57,412
Eye care	63,659	56,585

	131,176	113,997

Cost of sales (2)	50,020	45,976

Gross profit	81,156	68,021

Selling, general and administrative (3)	67,608	61,085
Research and development (3)	8,784	7,184

Operating income (loss)	4,764	(248)

Non-operating expense (income): (4)
Interest expense	4,851	5,520
Other, net	(236)	51

	4,615	5,571

Earnings (loss) before income taxes	149	(5,819)
Provision (benefit) for income taxes	58	(2,211)

Net earnings (loss)	$91	$(3,608)

Net basic and diluted earnings (loss) per share	$0.00	$(0.12)

(1)	The Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 28, 2003 and March 29, 2002 exclude certain non-recurring items and include pro forma adjustments to reflect the estimated incremental costs associated with being an independent public company. See below for additional detail.

(2)	The three-month period ended March 29, 2002 includes an adjustment of $1,700 to reflect the estimated incremental costs resulting from an agreed to mark-up on costs for certain products to be manufactured and supplied by Allergan.

(3)	The three-month period ended March 29, 2002 excludes duplicate operating expenses of $1,821 associated with the Company’s spin-off from Allergan and includes adjustments of $8,936 to reflect the estimated incremental costs associated with being an independent public company.

(4)	The three-month period ended March 28, 2003 excludes the unrealized non-cash loss on foreign currency derivative instruments of $301.

The three-month period ended March 29, 2002 excludes the unrealized non-cash loss on foreign currency derivative instruments of $213 and includes an adjustment of $4,839 to reflect the increase in estimated interest expense, including the amortization of the original issue discount, the amortization of debt origination fees and expenses associated with the Company’s issuance of senior subordinated notes and the credit facility and includes the benefit of interest rate swaps entered into to hedge portions of the senior subordinated notes and borrowings under the credit facility.

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